Exhibit (c)(1)


                   [HOULIHAN LOKEY HOWARD & ZUKIN LETTERHEAD]





August 7, 2006



The Special Committee of the Board of Directors and
  the Board of Directors of Virbac Corporation
3200 Meacham Blvd
Fort Worth, Texas 76137-4611


Dear Members of the Special Committee and Members of the Board of Directors:

         We understand that on March 14, 2006, Virbac Corporation ("Virbac" or the "Company") announced that its Board of Directors (the "Board") formed a special committee of independent directors (the "Committee") to review, evaluate and negotiate Virbac S.A.'s ("VSA") proposal to acquire all of the outstanding shares of the Company's common stock not already owned by VSA or its affiliates. We further understand that the Company is considering entering into a Tender Offer and Merger Agreement (the "Merger Agreement") by and among VSA, Interlab S.A.S. ("Interlab"), Labogroup Holding, Inc. ("Purchaser") and the Company. Under the terms of the Merger Agreement, Purchaser, an indirect wholly owned subsidiary of VSA, will commence a tender offer to purchase all of the outstanding shares of Virbac Corporation common stock, par value $0.01 per share (the "Common Stock") not already owned by VSA or its subsidiaries at a cash purchase price of $5.25 per share (the "Tender Offer"). The Merger Agreement also provides that the Tender Offer is subject to the condition that the shares of Common Stock tendered to Purchaser, in addition to the shares of Common Stock already owned by Parent and its subsidiaries, represent in the aggregate not less than 90% of the total number of outstanding shares of Common Stock on the date of purchase. The Merger Agreement further provides that, following completion of the Tender Offer, Purchaser will be merged with and into the Company (the "Merger") and each outstanding share of Common Stock (other than shares of Common Stock already owned by VSA and its affiliates) will be converted into the right to receive $5.25 in cash. The Tender Offer, the Merger and other related transactions described in the Merger Agreement provided to Houlihan Lokey Howard & Zukin Financial Advisors, Inc. ("Houlihan Lokey") are collectively referred to as the "Transaction".

         You have requested that Houlihan Lokey provide an opinion (the "Opinion") to the Committee and the Board as to whether, as of the date hereof, the consideration to be received by the holders of the Company's common stock (other than VSA or its affiliates) (the "Unaffiliated Stockholders") in the Transaction is fair to them from a financial point of view.

         In connection  with this Opinion,  we have made such reviews,  analyses
and  inquiries  as  we  have  deemed   necessary  and   appropriate   under  the
circumstances. Among other things, we have:

    1)   Spoken with certain members of the management of the Company to discuss
         the  Company's  operations,   financial  condition  and  prospects  and
         regarding the Transaction;

The Special Committee of the Board of Directors and                          -2-
   the Board of Directors of Virbac Corporation
August 7, 2006


    2) Reviewed the Company's annual report to shareholders on Form 10-K for the fiscal year ended 2005 and three months ended financial statement on Form 10-Q as of March 31, 2006;

    3) Reviewed internal financial statements for the six months ended June 30, 2006;

    4) Reviewed the Company's historical budgets for the years ended December 31, 2001 through December 31, 2005;

    5) Reviewed the Company's financial forecast for the years ending December 31, 2006 through December 31, 2016 prepared by management;

    6) Reviewed a list and the status of research and development projects and new product trials, testing or evaluations underway or planned since January 1, 2004;

    7) Reviewed forecasts and plans for each reasonably anticipated new product offering;

    8)   Reviewed the draft Merger Agreement, dated August 7, 2006;

    9)   Reviewed various license and other agreements;

    10) Reviewed the historical market prices and trading volume for the Company's publicly traded securities;

    11) Reviewed certain other publicly available financial data for certain companies and transactions that we deemed relevant; and

    12) Conducted such other financial studies, analyses and inquiries as we have deemed appropriate.

         We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us by the Company or any other potential party to the Transaction, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of the Company has advised us, and we have assumed, that the financial forecasts and projections relating to the Company provided or otherwise made available to us have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company, and we express no opinion with respect to such forecasts and projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no material change in the assets, liabilities, financial condition, results of operations, business or prospects of the Company since the date of the most recent financial statements provided to us, and that there were no information or facts that would make any of the information reviewed by us incomplete or misleading. We have not considered any aspect or implication of any transaction to which the Company is a party (other than the Transaction).

         We have relied upon and assumed, without independent verification, that
(a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments that are referred to therein will be, upon the execution and delivery thereof, true and correct, (b) each party to such agreement will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver of any of the material terms or conditions set forth therein, and (d) the Transaction will be

The Special Committee of the Board of Directors and                          -3-
   the Board of Directors of Virbac Corporation
August 7, 2006


consummated in a timely manner in accordance with the terms described in the draft of the Merger Agreement, without any material amendments or material modifications thereto, and without any adjustment to the aggregate consideration (through offset, reduction, indemnity claims, post-closing purchase price adjustments or otherwise). We also have relied upon and assumed, without independent verification, that all governmental, regulatory and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed that would result in the disposition of any material portion of the assets of the Company, or otherwise have an adverse effect on the Company or any expected benefits of the Transaction. In addition, we have relied upon and assumed, without independent verification, that the final form of the Merger Agreement will not differ in any material respect from such draft.

         Furthermore, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (contingent or otherwise) of the Company or any other party. We express no opinion regarding the liquidation value of any entity. Furthermore, we have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company is or may be a party or is or may be subject.

         We have not been requested or engaged to, and did not, (a) initiate or hold any discussions with, or solicit any indications of interest from, third parties with respect to the Transaction or any alternatives to the Transaction or (b) advise the Committee, the Board or any other party with respect to alternatives to the Transaction. This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Except as set forth in our engagement letter, we have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring after the date hereof. We have not considered, nor are we expressing any opinion herein with respect to, the prices at which the Company's common stock has traded or may trade subsequent to the disclosure or consummation of the Transaction.

         This Opinion is furnished solely for the use and benefit of the Committee and the Board in connection with their consideration of the Transaction and is not intended to, and does not, confer any rights or remedies upon any other person and is not intended to be used, and may not be used, for any other purpose, without our express, prior written consent. We acknowledge that the text of this Opinion and a description thereof may be included in certain material(s) required to be filed by the Company with the Securities and Exchange Commission and required to be delivered to the Company's security holders solely in connection with the Transaction, provided that (i) if this Opinion is included in such filing(s) or materials, this Opinion will be reproduced therein only in its entirety, and (ii) the content and context of any such inclusion or description (including, without limitation, any reference to Houlihan Lokey, the Company's (or the Committee's) engagement of Houlihan Lokey, the services provided by Houlihan Lokey or this Opinion) shall be subject to our prior review and written approval (and, if applicable, formal written consent), which shall not be unreasonably withheld. This Opinion is not intended to be, and does not constitute, a recommendation to any security holder as to whether such security holder should tender their shares in connection with the Transaction.

         In the ordinary course of business, certain of our affiliates may acquire, hold or sell, long or short positions, or trade or otherwise effect transactions, in debt, equity and other securities and financial instruments (including bank loans and other obligations) of the Company and any other party that may be involved in the Transaction.

The Special Committee of the Board of Directors and                          -4-
   the Board of Directors of Virbac Corporation
August 7, 2006


         We further advise you that Houlihan Lokey Howard & Zukin Capital, Inc. ("HLHZ"), an affiliate of Houlihan Lokey, was also retained to assist the Committee with negotiation of the terms of the Tender Offer. The Company will pay HLHZ a fee for these services, a portion of which is contingent upon the successful completion of the Transaction. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the Transaction. The Company has agreed to reimburse us for expenses and indemnify us and HLHZ against certain liabilities and expenses arising out of our engagement.

         We have not been requested to opine as to, and this Opinion does not address: (i) the underlying business decision of the Board, the Committee, the Company, its security holders or any other party to proceed with or effect the Transaction, (ii) the fairness of any portion or aspect of the Transaction not expressly addressed in this Opinion, (iii) the fairness of any portion or aspect of the Transaction to the holders of any class of securities, creditors or other constituencies of the Company or any other party, other than those set forth in this Opinion, (iv) the relative merits of the Transaction as compared to any alternative business strategies that might exist for the Company or any other party or the effect of any other transaction in which the Company or any other party might engage, (v) the tax or legal consequences of the Transaction to either the Company, its security holders or any other party, (vi) the fairness of any portion or aspect of the Transaction to any one class or group of the Company's or any other party's security holders vis-a-vis any other class or group of the Company's or such other party's security holders, (vii) whether or not the Company, its security holders or any other party is receiving or paying reasonably equivalent value in the Transaction or (viii) the solvency or fair value of the Company or any other participant in the Transaction under any applicable laws relating to bankruptcy, insolvency or similar matters. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on advice of the outside counsel to the Company and the Committee and the independent accountants to the Company, the Committee and on the assumptions of the management of the Company, as to all legal, regulatory, accounting, insurance and tax matters or other similar professional advice with respect to the Company and the Transaction.

         Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the consideration to be received by the Unaffiliated Stockholders in the Transaction is fair to them from a financial point of view.


HOULIHAN LOKEY HOWARD & ZUKIN FINANCIAL ADVISORS, INC.